Exhibit 99.2

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED SEGMENT RESULTS (UNAUDITED)

	For the Quarters Ended						For the Years Ended
	Fiscal 2008		Fiscal 2007
	March 28,	December 28,	September 28,	June 29,	March 30,	December 29,	September 28,	September 29,
	2008	2007	2007	2007	2007	2006	2007	2006
	(in millions)
Net Sales:
Electronic Components	$2,760	$2,640	$2,630	$2,551	$2,540	$2,390	$10,111	$9,386
Network Solutions	517	512	522	500	454	421	1,897	1,740
Undersea Telecommunications	272	314	213	154	122	76	565	300
Wireless Systems	113	92	123	87	88	88	386	385
Total	$3,662	$3,558	$3,488	$3,292	$3,204	$2,975	$12,959	$11,811

Income (Loss) from Operations:
Electronic Components	$419	$352	$347	$314	$351	$327	$1,339	$1,404
Network Solutions	53	69	46	72	59	54	231	268
Undersea Telecommunications	39	43	19	16	4	(1)	38	15
Wireless Systems	13	8	19	7	5	8	39	55
Setlement and separation costs, net	(23)	—	(15)	(916)	—	—	(931)	—
Total	$501	$472	$416	$(507)	$419	$388	$716	$1,742